EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 21, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.013697 per unit, payable on September 17, 2012, to unitholders of record on August 31, 2012. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in June.

	Underlying Gas Sales		Average Gas Price per Mcf
	Volumes (Mcf) (a)
	Total	Daily
Current Month Distribution	1,663,000	55,000	$2.76

Prior Month Distribution	1,669,000	54,000	$2.57

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $1,902,000 and overhead of $958,000 in determining the royalty payment to the Trust for the current month.

Excess Costs

XTO Energy has advised the trustee that increased gas prices and decreased production expenses led to the full recovery of excess costs on properties underlying the Wyoming net profits interests, which is again contributing to the current month distribution.

Other

Regarding the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation, XTO Energy has informed the trustee that it funded the settlement amount to a court appointed account and notified the trustee that it will charge these costs against Trust revenues. XTO Energy has advised the trustee that it will begin deducting the Fankhouser settlement amount with the September 2012 distribution.

The trustee believes that all or a portion of the settlement should not be deducted from Trust revenues. As described in the second quarter Form 10-Q filed on August 8, 2012, to resolve this dispute, XTO Energy initiated an arbitration proceeding against the trustee on August 1, 2012 with the American Arbitration Association.

On August 17, 2012 the trustee filed its response to XTO’s arbitration claim. Because XTO Energy has advised the trustee that it will begin deducting the settlement in September, the trustee has reserved $700,000 from the August distribution to help fund potential legal and other expenses relating to the arbitration. The trustee believes that without such a reserve, the trust is likely to be left without adequate resources to fund the costs of the arbitration out of monthly trust revenues. Because the potential expenses of arbitration are uncertain, especially at this early stage of the arbitration, it is possible that the reserve may not be sufficient to cover all of such expenses. The trustee has requested that the arbitrator enjoin XTO Energy from deducting the Fankhouser settlement amount while the arbitration is pending. If the arbitrators grant the injunction and the trustee deems it prudent based on expenses incurred at that time, the trustee may release some of the reserved funds in future distributions.

Additionally, XTO Energy has advised the trustee that the settlement includes $1.4 million of a Kansas portion that predates the Trust and therefore has been excluded from the Kansas net profits interest. XTO Energy has advised the trustee that it has allocated the remaining settlement between the Oklahoma and Kansas properties and intends to charge $28.5 million to the Trust, of which $23.4 million would affect the net proceeds from Oklahoma and $5.1 million would affect the net proceeds from Kansas. Based on the revised settlement allocation between Oklahoma and Kansas and recent revenue and expense levels, XTO Energy has advised the trustee it expects that the deductions it has stated it will make would cause costs to exceed revenues for approximately 13 months on properties underlying the Oklahoma net profits interests and by approximately 8 years on properties underlying the Kansas net profits interests; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease, correspondingly.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2011.

*             *             *

Contact:	Nancy G. Willis

Vice President

U.S. Trust, Bank of America Private

Wealth Management,

Trustee

(Toll Free)

877-228-5083